Exhibit 10.19

VERSARTIS, INC.

275 SHORELINE DRIVE, SUITE 450

REDWOOD CITY, CA 94065

November 8, 2013

Joshua T. Brumm

Dear Josh:

Versartis, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position.

(a) Your initial title will be Chief Financial Officer, and you will initially report to the Company’s Chief Executive Officer, Jeffrey L. Cleland. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company by November 12, 2013 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for

Joshua T. Brumm

November 8, 2013

employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Cash Compensation. The Company will pay you a starting salary at the rate of $270,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 20% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding. As a signing bonus, you will receive $30,000 as part of your first paycheck from the Company. If you voluntarily leave the Company or are terminated for Cause within 12 months of your Start Date, you will be required to repay the signing bonus in full. However, if your employment is terminated in 2013 as the result of a Change in Control (as such term is defined in the Company’s 2009 Stock Plan) of the Company, you will be allowed to retain your signing bonus.

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans commencing November 1, 2013. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6. Stock Options.

(a) Option Grants. In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,749,252 shares of the Company’s Common Stock (the “Option”). You and the Company understand and agree that as of the Start Date, the Option, if exercised, represents 1.15% of the issued and outstanding capital stock of the Company on a fully-diluted basis.

(b) Vesting Schedule. The vesting schedule for the Option shall be as follows: 25% of the shares subject to the option will vest after 12 months of continuous service, and the remaining 75% of the shares subject to the option will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

(c) Option Exercise Price. The exercise price per share of each of the Options will be determined by the Board of Directors or the Compensation Committee when such Option is granted. Each of the Options will be subject to the terms and conditions applicable to options granted under the Company’s 2009 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, including vesting provisions consistent with paragraph 6(b) above.

Joshua T. Brumm

November 8, 2013

7. Severance Benefits.

(a) General. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then you will be entitled to the benefits described in this Section 7. However this Section 7 will not apply unless you (i) have returned all company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 7.

(b) Salary Continuation. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of Separation. The salary continuation payments will end when you commence new employment or substantial self-employment.

(c) COBRA. If the Company terminates your employment for any reason other than Cause or Permanent Disability, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you commence new employment or substantial self-employment.

(d) Accelerated Vesting. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, and if vesting does not accelerate under Section 6, then the vesting percentage of the shares subject to the Option will be determined by adding six months to the actual period of service that you have completed with the Company.

(e) Exercise of Option. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs you will have the opportunity to exercise the vested portion of your Option until the first anniversary of your termination.

8. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

Joshua T. Brumm

November 8, 2013

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. We intend that any amounts payable under this Agreement, and the Company’s and your exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject you to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. The Company will administer this letter agreement in compliance with Section 409A. In furtherance thereof, to the extent that any provision of this letter agreement would result in you being subject to payment of the additional tax, interest and tax penalty under Section 409A, you and the Company agree to amend this letter agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on you in order to bring this letter agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this letter agreement to you or the Company, and thereafter you and the Company will interpret its provisions in a manner that complies with Section 409A.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and

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November 8, 2013

protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

13. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Change of Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a ‘Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

Joshua T. Brumm

November 8, 2013

“Separation” means a “separation from service,” as defined in the regulations under Section 409A.

* * * * *

Joshua T. Brumm

November 8, 2013

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 13, 2013.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

VERSARTIS, INC.

/s/ Jeffrey L. Cleland
By: Jeffrey L. Cleland, Ph.D.
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Joshua T. Brumm
Signature of Employee

Dated: 11/11/13

Joshua T. Brumm

November 8, 2013

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Versartis, Inc. (“Company”) and I, Joshua T. Brumm, have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me in connection with my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify anything created by me prior to my employment that relates to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral

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November 8, 2013

rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. I agree that during the term of my employment and for a period of one (1) year after the term of my employment, I will not use any Proprietary Information of Company to either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees or consultants to terminate their relationship with Company (except for the bona fide firing of Company personnel within the scope of my employment), or attempt to solicit, induce, recruit, encourage or take away employees or consultants of Company, either for myself or for any other person or entity. I agree that during the term of my employment and for a period of one (1) year after the term of my employment, I will not use any Proprietary Information of Company to negatively influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of Company.

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I

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November 8, 2013

have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4, 5, 8 and 9 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3, 4, 5, 8 and 9 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

Joshua T. Brumm

November 8, 2013

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

November 11, 2013	Employee:

/s/ Joshua T. Brumm
Signature

Joshua T. Brumm
Name (printed)

Accepted and Agreed to:

VERSARTIS, INC.

/s/ Jeffrey L. Cleland
By: Jeffrey L. Cleland, Ph.D.
Title: Chief Executive Officer

Joshua T. Brumm

November 8, 2013

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Joshua T. Brumm

November 8, 2013

APPENDIX B

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:	/s/ Joshua T. Brumm

Print Name of Employee: Joshua T. Brumm

Date: 11/11/13